SECOND AMENDMENT TO SERVICES AGREEMENT

         THIS SECOND AMENDMENT TO SERVICES AGREEMENT (the "Amendment") is made and entered into as of July 1, 2008 by and among MEMBERS CAPITAL ADVISORS, INC. ("Client"), an Iowa corporation, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

                                   WITNESSETH:

         WHEREAS, Client and State Street are parties to that certain Services Agreement dated as of October 1,2001; and

          WHEREAS, Client and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

          NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and State Street hereby agree that the Agreement is amended and supplemented as follows:

1. Schedule A shall be replaced in its entirety by the Schedule A dated October 1, 2007 attached hereto and incorporated herein by this reference.

2. Schedule B shall be replaced in its entirety by the Schedule B dated July 1, 2008 attached hereto and incorporated herein by this reference.

3. General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Mark Nicholson
    --------------------------------

Name, Title: Mark Nicholson, SVP
             -----------------------

MEMBERS CAPITAL ADVISORS, INC.

By: /s/ Mary Hoffmann
    ---------------------------------

Name, Title: Mary Hoffmann VP Finance
             ------------------------
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                                   SCHEDULE A
                         (AS AMENDED ON OCTOBER 1, 2007)

Ultra Series Funds:

Money Market Fund
Bond Fund
Diversified Income Fund (f/k/a Balanced Fund)
Large Cap Value Fund
Large Cap  Growth Fund
International Stock Fund
High Income Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Global Securities Fund
Conservative Allocation Fund
Moderate Allocation Fund
Aggressive Allocation Fund
Small Cap Growth Fund
Small Cap Value Fund
Target Retirement 2020 Fund
Target Retirement 2030 Fund
Target Retirement 2040 Fund

                                   SCHEDULE B
                          (AS AMENDED ON JULY 1, 2008)

State Street shall provide the following services, in each case, subject to the control, supervision and direction of the Client and the review and comment by the independent accountants and legal counsel of Ultra Series Fund (the "Trust") and in accordance with procedures which may be established from time to time between the Client and State Street:

     a.       Prepare the Trust's semi-annual and annual reports;

     b. Prepare for review by an officer of and legal counsel for the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

     c. Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust's investment adviser, custodian, legal counsel or independent accountants;

     d. Prepare for inclusion in amendments to the Trust's registration statement certain numerical presentations that may be required by law to the extent State Street has the appropriate information at its disposal;

     e.       Prepare the Trust's SEC Rule 24f-2 notices;

     f. Oversee audit processes; coordinate audit schedule request list and provide reports, schedules and documentation as required; facilitate and respond to auditor questions and inquiries, and serve as liaison between auditors and all outside parties;

     g. Prepare external surveys of Fund information on a periodic basis, as required, but only to the extent the State Street has such information as its disposal;

     h. Calculate total returns/Fund performance for required reporting periods, to be completed monthly no later than the second business day following month end; and provide non-routine performance information as mutually agreed upon provided that the delivery of such information shall be on a best-efforts basis depending on the complexity of the request;

     i.       Calculate monthly average net assets;

     j. Serve as a resource for various issues related to accounting, tax, compliance or other similar matters related to the Funds;

     k. Review on a monthly basis proof packages prepared by State Street's Fund Accounting;

     l. Prepare the following schedules and documentation for presentation to the Trust's Board of Trustees on a quarterly basis: bar graph charts for Fund performance (benchmark indices used for comparison are expected to be provided by the Client); performance summary chart; portfolio composition charts for prior quarters; Fund distributions reports on a per-share basis for agreed upon time periods; and such other schedules and documentation as the parties shall mutually agree upon;

     m. Perform, on a next day basis, a review of net asset value per share for each Fund, which includes a review of the components of net asset value for reasonableness according to established tolerance levels;

     n. Oversee the maintenance by the Trust's custodian of certain books and records of the Trust as required under Rule 31 a-1 (b) of the 1940 Act;

     o. Prepare the Trust's federal, state and local income tax returns for review by the Trust's independent accountants and filing by the Trust's treasurer; and

     p. Prepare and review expense calculations, submit for approval by officers of the Trust and arrange for payment of the Trust's expenses;

State Street shall provide the office facilities and the personnel required by it to perform the services contemplated herein.